Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of First NBC Bank Holding Company for the registration of debt securities, common stock, and preferred stock and to the incorporation by reference therein of our report dated March 31, 2014, with respect to the consolidated financial statements of First NBC Bank Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
New Orleans, LA
November 14, 2014